Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 01474.50043/80053859v2	1133 Avenue of the Americas New York, New York 10036
November 7, 2012 Royal Caribbean Cruises Ltd. 1050 Caribbean Way Miami, Florida 33132	Tel +1 212 922 2200 Fax +1 212 922 1512

Ladies and Gentlemen:

We have acted as special counsel as to matters of Liberian law ("Liberian Law") to Royal Caribbean Cruises Ltd., a Liberian corporation (the "Company"), in connection with the offering and sale by the Company of $650,000,000 principal amount of 5.250% Senior Notes due 2022 (the "Underwritten Securities") pursuant to an Underwriting Agreement dated November 2, 2012 (the "Underwriting Agreement"), among Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as representatives of the underwriters named therein (the "Underwriters"), and the Company, as supplemented by the Terms Agreement dated November 2, 2012 (the "Terms Agreement") relating to the Underwritten Securities, among the Company and each of the representatives of the Underwriters, and an indenture dated as of July 31, 2006 (the "Indenture"), as supplemented by the Second Supplemental Indenture (the "Second Supplemental Indenture") dated as of November 7, 2012 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.  The offer and sale of the Underwritten Securities will be made pursuant to the Company's Registration Statement on Form S-3ASR (No. 333-179854) (the "Registration Statement"), the prospectus dated March 1, 2012 (the "Base Prospectus"), the preliminary prospectus supplement to the Base Prospectus dated November 2, 2012 (together with the Base Prospectus, the "Preliminary Prospectus") and the final prospectus supplement to the Base Prospectus dated November 2, 2012 (together with the Base Prospectus, the "Final Prospectus").

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus;

(iii)	the Final Prospectus;

(iv)	the Underwriting Agreement;

(v)	the Terms Agreement;

(vi)	the Indenture;

(vii)	the Second Supplemental Indenture; and

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253.  It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers.  A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address.  Any reference to a 'partner' means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed.

London ● New York ● Paris ● Hamburg ● Munich ● Rome ● Milan ● Madrid ● Athens ● Piraeus ● Singapore ● Bangkok ● Hong Kong

Royal Caribbean Cruises Ltd. November 7, 2012	Page 2

(viii)
such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Manager as we have deemed relevant and necessary.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

We have also assumed that:

(i)
that the issuance and sale of the Underwritten Securities complies in all respects with the terms, conditions and restrictions set forth in the Underwriting Agreement, the Terms Agreement, the Indenture, the Second Supplemental Indenture, the Preliminary Prospectus and the Final Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)
that the Underwriting Agreement, the Terms Agreement, the Indenture and the Second Supplemental Indenture will have been duly and validly authorized by the parties thereto (other than the Company), and executed and delivered by the parties thereto substantially in the form examined by us;

(iii)
the validity and enforceability of the Underwriting Agreement, the Terms Agreement, the Indenture and the Second Supplemental Indenture against the parties thereto (other than pursuant to Liberian Law); and

(iv)
the execution, delivery and performance by the Company of the Underwriting Agreement, the Terms Agreement, the Indenture, the Second Supplemental Indenture and the Underwritten Securities will not result in any conflict with or breach of any agreement or document binding on it.

This opinion is limited to the law of the Republic of Liberia.  We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.	The Company is a Liberian corporation validly existing and in good standing under the laws of the Republic of Liberia.

2.
The Company has the requisite corporate power and authority to issue the Underwritten Securities and to execute, deliver and perform its obligations under the Indenture and the Second Supplemental Indenture.

3.	The Indenture has been duly authorized, executed and delivered by the Company, and the Second Supplemental Indenture has been duly authorized by the Company.

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4.	The Underwritten Securities have been duly authorized by the Company.

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the reference to our name in the Registration Statement, Preliminary Prospectus and Final Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP

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